FORM 12b-25: NOTIFICATION OF LATE FILING OF 1934 ACT REPORTS
                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                                       SEC FILE NUMBER 000-50048

                           NOTIFICATION OF LATE FILING
                                   (Check One)

|_| Form 10-K,    |_| Form 20-F,     |_| Form 11-K,   |X| 10-Q,   |_| Form 10-D,
|_| Form N-SAR,   |_| Form N-CSR

For Period Ended: September 30, 2007

|_| Transition Report on Form 10-K
|_| Transition Report on Form 20-F
|_| Transition Report on Form 11-K
|_| Transition Report on Form 10-Q
|_| Transition Report on Form N-SAR

For the Transition Period Ended:
                                -------------------------

Nothing in this Form shall be construed to imply that the Commission has verified any information contained herein.

--------------------------------------------------------------------------------

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates: N/A

--------------------------------------------------------------------------------

                         Part I - Registrant Information

Motivnation, Inc.
-------------------------
(Full Name of Registrant)


(Former Name if Applicable)


18101 Von Karman Ave., Suite 330
--------------------------------------------------------------
(Address of U.S. Principal Executive Office) (Street & Number)


Irvine, CA 92612
--------------------------
(City, State and Zip Code)


--------------------------------------------------------------------------------

Part II - Rules 12b-25(b) and (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check Box if appropriate)

|_| (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

|X| (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, Form 11-K, Form N-SAR or Form N-CSR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q or subject distribution report on Form 10-D, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and

|_| (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

--------------------------------------------------------------------------------

                              Part III - Narrative

      The Registrant is unable to file its quarterly report on Form 10-QSB within the prescribed time period because it has experienced some difficulty in compiling its financial records to complete the preparation of the financial statements for the quarter ended September 30, 2007.

--------------------------------------------------------------------------------

                           Part IV - Other Information

(1) Name and telephone number of persons to contact in regard to this notification:

                         George Lefevre - (888) 258-6458

(2) Have all other periodic report required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s)) been filed?
      |X| Yes   |_| No
      If answer is no, identify report(s).

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earning statements to be included in the subject report or portion
      thereof? |_| Yes   |X| No

      If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if applicable, state the reasons why a reasonable estimate of the result cannot be made.

                                Motivnation, Inc.
                  --------------------------------------------
                  (Name of Registrant as specified in charter)
Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date: November 15, 2007

                                            By: /s/ George Lefevre
                                               ---------------------------------
                                               George Lefevre, CEO


--------------------------------------------------------------------------------
                                    ATTENTION

INTENTIONAL MISSTATEMENTS OR OMISSION OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (See 18 U.S.C.1001).

--------------------------------------------------------------------------------